Exhibit 99.1

TGR Financial, Inc. and Subsidiaries

Financial Report
12.31.2020

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2020 and 2019

Independent Auditor’s Report

Board of Directors
TGR Financial, Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of TGR Financial, Inc. and its subsidiaries (the Company), which comprise the consolidated statements of financial condition as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TGR Financial, Inc. and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

We have also audited, in accordance with auditing standards generally accepted in the United States of America, TGR Financial, Inc.’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 25, 2021 expressed an unqualified opinion on the effectiveness of TGR Financial, Inc.’s internal control over financial reporting.

Tampa, Florida
March 25, 2021

TGR Financial, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

($ in thousands, except share data)

	December 31,
	2020	2019
Assets:
Cash and due from banks	$59,894	$51,462
Interest earning balances due from banks and others	441,998	94,678
Total cash and cash equivalents	501,892	146,140
Securities available-for-sale, at fair value	149,757	178,546
Securities held-to-maturity (fair value of $73,413 and $59,175, respectively)	70,811	57,819
Federal Reserve and Federal Home Loan Bank stock, at cost	4,877	4,539
Loans (net of allowance for loan losses of $18,092 and $9,751, respectively)	1,183,388	1,123,849
Premises and equipment, net	34,860	23,747
Goodwill and other intangibles	5,320	5,391
Bank owned life insurance	37,025	28,724
Deferred tax asset, net	2,366	1,263
Right of use asset	2,946	3,398
Other assets	7,759	6,495
Total assets	$2,001,001	$1,579,911
Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing demand deposits	$365,016	$244,576
Interest-bearing liabilities
Money market	187,194	115,215
NOW	961,425	706,993
Savings	37,972	31,226
Time deposits equal to or under $250,000	82,598	128,044
Time deposits over $250,000	48,426	61,713
Total deposits	1,682,631	1,287,767
Customer repurchase agreements	123,794	134,887
Lease liabilities	2,946	3,398
Subordinated notes, net of issuance costs	23,670	—
Total borrowings	150,410	138,285
Other liabilities	3,400	4,642
Total liabilities	1,836,441	1,430,694
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Common stock, $1 par value; 500,000,000 shares authorized, 17,666,996 and 17,309,017, issued and outstanding, respectively	17,667	17,309
Preferred stock, Nonvoting Series A Convertible, $1 par value (liquidation preference $0.001); 7,050,000 shares authorized, 1,037,984 issued and outstanding	1,038	1,038
Additional paid-in capital	88,843	91,727
Retained earnings	55,487	39,067
Accumulated other comprehensive income, net of tax	1,525	76
Total stockholders’ equity	164,560	149,217
Total liabilities and stockholders’ equity	$2,001,001	$1,579,911

See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries

Consolidated Statements of Income

($ in thousands, except per share data)

	For the Years Ended December 31,
	2020	2019
Interest income:
Loans	$54,753	$56,444
Investment securities	5,497	6,463
Interest bearing balances due from banks and others	1,619	746
Total interest income	61,869	63,653
Interest expense:
Deposits	7,705	12,799
Customer repurchase agreements	575	1,788
Subordinated notes	765	—
Other borrowed funds	114	157
Total interest expense	9,159	14,744
Net interest income	52,710	48,909
Provision for loan losses	8,809	200
Net interest income after provision for loan losses	43,901	48,709
Non-interest income:
Service charges and fees on deposit accounts	1,679	1,729
Title and closing services revenue	529	515
Loss on sale of other real estate owned	(30)	—
Gain on sale of securities	—	183
Bank owned life insurance	801	655
Other non-interest income	927	913
Total non-interest income	3,906	3,995
Non-interest expense:
Salaries and employee benefits	17,846	19,236
Occupancy and equipment	3,805	3,924
Professional fees	720	894
Data processing	2,242	1,687
Advertising, marketing, and business development	689	1,216
Regulatory assessments	895	407
Other non-interest expense	3,150	3,417
Total non-interest expense	29,347	30,781
Income before income taxes	18,460	21,923
Provision for income taxes	2,040	4,808
Net income	$16,420	$17,115
Basic earnings per common share	$0.93	$0.99
Diluted earnings per common share	$0.86	$0.89
Basic weighted average number of common shares outstanding	17,614,000	17,306,598
Diluted weighted average number of common shares outstanding	19,007,169	19,192,584

See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

($ in thousands)

	For the Years Ended December 31,
	2020	2019
Net income	$16,420	$17,115
Unrealized net holding gains arising during the period	1,920	4,878
Less: Reclassification adjustment for gains recognized in earnings	—	(183)
Other comprehensive income before tax	1,920	4,695
Income taxes	471	1,151
Other comprehensive income, net of tax:	1,449	3,544
Total comprehensive income	$17,869	$20,659

See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

($ in thousands, except share data)

	Number of Outstanding Common Stock Shares	Common Stock	Number of Outstanding Preferred Stock Shares	Preferred Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2019	17,299,169	$17,299	1,037,984	$1,038	$92,553	$21,952	$(3,468)	$129,374
Net income	—	—	—	—	—	17,115	—	17,115
Other comprehensive income	—	—	—	—	—	—	3,544	3,544
Common stock issued for net-share-settled options	9,848	10	—	—	(46)	—	—	(36)
Tender offer for common stock warrants					(1,140)			(1,140)
Stock based compensation expense	—	—	—	—	360	—	—	360
Balance, December 31, 2019	17,309,017	$17,309	1,037,984	$1,038	$91,727	$39,067	$76	$149,217
Net income	—	—	—	—	—	16,420	—	16,420
Other comprehensive income	—	—	—	—	—	—	1,449	1,449
Common stock issued for net-share-settled options	357,979	358	—	—	(2,939)	—	—	(2,581)
Stock based compensation expense	—	—	—	—	55	—	—	55
Balance, December 31, 2020	17,666,996	$17,667	1,037,984	$1,038	$88,843	$55,487	$1,525	$164,560

See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

	For the Years Ended December 31,
	2020	2019
Cash Flows From Operating Activities:
Net income Adjustments to reconcile net income to net cash provided by operating activities:	$16,420	$17,115
Provision for loan losses	8,809	200
Premium amortization and discount accretion on securities, net	905	1,061
Depreciation and amortization of premises and equipment	1,329	1,247
Amortization (Accretion) of net deferred loan costs (fees)	(1,063)	2,678
Loss on sales of other real estate owned	30	—
Gain on sales of fixed assets	(9)	(20)
Net gain on sales of securities available for sale	—	(183)
Deferred income tax expense (benefit)	(1,574)	207
Increase in bank owned life insurance cash surrender value	(801)	(655)
Accretion of purchase accounting adjustments	(367)	(618)
Amortization of other intangibles	71	74
Stock based compensation expense	55	360
Net change in:
Other assets .	(812)	(4,055)
Other liabilities.	(1,694)	4,831
Net cash provided by operating activities	21,299	22,242
Cash Flows From Investing Activities:
Purchase of premises and equipment	(12,442)	(3,471)
Net purchase of Federal Home Loan and Federal Reserve Bank stock	(338)	(94)
Purchase of bank owned life insurance	(7,500)	—
Purchase of securities held to maturity	(14,374)	(4,493)
Purchase of securities available for sale	(21,682)	(41,066)
Proceeds from maturities, calls and principal repayments of securities	52,868	28,560
Proceeds from the sale of securities available for sale	—	4,087
Proceeds from the sale of fixed assets	9	55
Proceeds from the sale of other real estate owned	839	—
Originations and principal collections on loans, net	(67,787)	(45,617)
Net cash used in investing activities	(70,407)	(62,039)
Cash Flows From Financing Activities:
Net increase in deposits	394,864	91,095
Net increase (decrease) in customer repurchase agreements	(11,093)	3,237
Net proceeds from subordinated notes	23,670	—
Tender offer for common stock warrants	—	(1,140)
Exercise of net-share-settled stock options	(2,581)	(36)
Net cash provided by financing activities	404,860	93,156
Net increase in cash and cash equivalents.	355,752	53,359
Cash and cash equivalents:
Beginning of period	146,140	92,781
End of period	$501,892	$146,140
Supplemental Disclosures of Cash Flow Information:
Cash payments for interest	$10,625	$13,616
Cash payments for taxes	$3,020	$4,645
Non-cash: Loans transferred to other real estate owned	$1,275	$—

See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business: TGR Financial, Inc. (the “Company”) owns and operates First Florida Integrity Bank (the “Bank”). The Company offers a diversified range of financial services to its retail and commercial customers through its full service offices located in Naples, Marco Island, Tampa and Ave Maria, Florida.

On December 28, 2016, TGR Insurance Company (the “Captive”), a captive insurance company, was organized under the laws of the state of Nevada. The Captive is a wholly owned subsidiary of the Company.

As of December 31, 2020, the Company had elected to discontinue the operations of its wholly-owned captive subsidiary TGR Insurance Company. The dissolution of TGR Insurance Company is expected to be completed during the first quarter of 2021. The impact to the Company’s financial position and results of operations is not expected to be material.

Basis of presentation: The consolidated financial statements present the years ended December 31, 2020 and 2019.

The financial statements include the accounts of TGR Financial, Inc., a single segment bank holding company, and its wholly owned subsidiaries, TGR Insurance Company and First Florida Integrity Bank. The Bank has a wholly-owned subsidiary, First National Title and Closing Services, Inc. (“First National Title”), an entity formed to issue third-party title insurance and provide loan closing services. Intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principals (“GAAP”) in the United States of America and general practices within the financial services industry.

Use of estimates: In preparing the financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change in the near term include the allowance for loan losses, the valuation of loans acquired with credit deterioration, impairment of goodwill and intangibles, valuation of deferred tax assets and the fair values of financial instruments.

Cash and cash equivalents: Cash and cash equivalents includes cash on hand and amounts due from banks, including cash items in process of clearing, interest earning balances due from banks and the State of Florida plus federal funds sold. The Company may be required to maintain reserve balances with the Federal Reserve Bank. The Company had required reserves of $0 and $2.7 million as of December 31, 2020 and 2019, respectively. Cash flows from loans and deposits are reported net.

Securities: Management classifies debt securities as held-to-maturity, available-for-sale, or trading based on its intent. Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income using the interest method. Securities classified as trading are recorded at fair value with unrealized gains and losses included in earnings. The Company does not engage in securities trading activities and accordingly no securities are classified as trading securities. Securities not classified as held-to-maturity or trading are classified as available-for-sale and recorded at fair value, with all unrealized gains and unrealized losses judged to be temporary, net of deferred income taxes, excluded from earnings and reported in the consolidated statements of comprehensive income. Investments in equity securities with readily determinable fair values are stated at fair value with unrealized changes in fair value recorded in earnings. Investments in equity securities that do not have readily determinable fair values are stated at cost minus impairment. Realized gains and losses on the sale of securities are recorded in earnings on the trade date and are determined on the specific identification basis.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

On a quarterly basis, the investment portfolio is evaluated for other-than-temporary-impairment (“OTTI”) in accordance with ASC 320, “Investments — Debt and Equity Securities.” An investment security is considered impaired if the fair value of the security is less than its cost or amortized cost basis. When impairment of an equity security is considered to be other-than-temporary, the security is written down to its fair value and an impairment loss is recorded in earnings. The amount of OTTI recorded as a loss in earnings depends on whether we intend to sell the debt security and whether it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If we intend to sell the debt security or more likely than not will be required to sell the security before recovery of its amortized cost basis, the entire difference between the security’s amortized cost basis and its fair value is recorded as an impairment loss in earnings. If we do not intend to sell the debt security and it is not more likely than not that we will be required to sell the security before recovery of its amortized cost basis, OTTI is separated into the amount representing credit loss and the amount related to all other market factors. The amount related to credit loss is recognized in earnings. The amount related to other market factors is recognized in other comprehensive income, net of applicable taxes.

The amount of OTTI recorded in earnings as a credit loss is dependent upon management’s estimate of discounted future cash flows expected from the investment security. The difference between the discounted future cash flows and the amortized cost basis of the security is considered to be credit loss. The remaining difference between the fair value and the amortized cost basis of the security is considered to be related to all other market factors. Our estimate of discounted future cash flows incorporates a number of assumptions based on both qualitative and quantitative factors. Performance indicators of the security’s underlying assets, including credit ratings and current and projected default and deferral rates, as well as the credit quality and capital ratios of the issuers are considered in the analysis. Changes in these assumptions could impact the amount of OTTI recognized as a credit loss in earnings.

Federal Home Loan Bank and Federal Reserve Bank stock: The Company, as a member of the Federal Home Loan Bank (“FHLB”) of Atlanta system and of the Federal Reserve Bank, is required to maintain an investment in capital stock of the FHLB and the Federal Reserve Bank. FHLB and Federal Reserve Bank stock are carried at cost. A ready market does not exist for these stocks and therefore there are no quoted market values. Management evaluates FHLB and Federal Reserve Bank stock for impairment based on the ultimate recoverability of its cost basis. No OTTI write downs were recorded on these securities.

Loans: Loans originated during the period are stated at the amount of unpaid principal, reduced by deferred loan origination fees, net of direct loan origination costs, and an allowance for loan losses.

Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. The accrual of interest on loans is generally discontinued when a loan is greater than 90 days past due or when, in the opinion of management, full repayment of principal and interest is in doubt. Past due status is based on contractual terms of the loans. Interest accrued but uncollected for loans placed on nonaccrual status is reversed against interest income. Interest on these loans is accounted for on the cash or cost-recovery basis until the loans qualify for return to accrual status.

Accrual of interest is generally resumed when the customer is current on all principal and interest payments and collectability of the loan is no longer in doubt.

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans such as consumer and residential mortgage loans may be collectively evaluated for impairment.

Excluding Paycheck Protection Program (“PPP”) loans, origination fees and certain direct loan origination costs are deferred and the net amount is amortized, using the effective interest method, as an adjustment of the related loan’s yield over the contractual life of the loans. Lender fees received from the Small Business Administration (“SBA”) on PPP loans are deferred and accreted into income on a level yield basis over the anticipated life of the loans.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A loan is classified as a troubled debt restructured loan when a borrower is experiencing financial difficulties that lead to a restructuring and the Company grants a concession it would not otherwise consider. Concessions may include rate reductions, extensions of maturities or other potential actions intended to minimize potential losses.

Troubled debt restructurings, by definition, are impaired loans. As such, they are measured on a loan-by- loan basis (or in pools of similar characteristics) by either the present value of expected future cash flows discounted at the loan’s original contractual interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. Section 4013 of the CARES Act. “Temporary Relief from Troubled Debt Restructuring,” provides banks the option to temporary suspend certain requirements under U.S. GAAP related to trouble debt restructurings (“TDRs”) for a limited period of time to account for the widespread effects of the COVID-19 Pandemic.

On April 7, 2020, the Federal Reserve along with the other banking agencies issued a statement, “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by Coronavirus,” to encourage banks to work prudently with and to describe the agencies’ interpretation of how accounting rules under ASC 310-40, “Troubled Debt Restructuring by Creditors,” apply to certain COVID-19 related modifications. Furthermore, the agencies encourage financial institutions to consider prudent arrangements that can ease cash flow pressures on affected borrowers, improve their capacity to service debt, increase the potential for financially stressed residential borrowers to keep their homes, and facilitate the financial institution’s ability to collect on its loans.

On August 3, 2020 the Federal Reserve along with the other banking agencies issued a statement. “Joint Statement on Additional Loan Accommodations Related to COVID-19.” This Joint Statement provides prudent risk management principles when considering to work with borrowers as loans near the end of initial loan accommodation periods applicable during COVID-19. The Joint Agencies continue to encourage financial institutions to consider prudent accommodation options that are based on an understanding of the credit risk of the borrower; are consistent with applicable laws and regulations; and that can ease cash flow pressures on affected borrowers, improve their capacity to service the debt and facilitate a financial institutions ability to collect on its loan.

In response to the above items, the Company implemented a loan deferral program in the second quarter of 2020 to provide temporary payment relief to both consumer and commercial customers. To qualify for a deferral, the customer must have been less than 30 days delinquent on December 31, 2019, impacted by COVID-19, and the modification occurred between March 1, 2020 and the earlier of January 1, 2022, or the date that is 60 days after the termination date of the national emergency declared by the President on March 13, 2020, under the National Emergencies Act related to the outbreak of COVID-19.

The Company’s loan deferral program complies with the guidance set forth in the CARES Act and related guidance from the regulatory agencies. In accordance with the applicable guidance, none of these loans were considered “restructured loans”.

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1)  the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Allowance for loan losses: The allowance for loan losses is maintained at a level considered adequate to absorb losses relating to specifically identified loans as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is established by a provision charged to operations. Loans are charged against the allowance when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The Company performs on-going credit reviews of individual non-homogeneous loans in the portfolio considering current economic conditions, borrower’s payment history, developments in the Florida real estate market, historical loan loss experience, industry loan loss experience, specific problem loans, growth and composition of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of underlying collateral, financial strength of guarantors, and other factors in determining the adequacy of the allowance. A loan is considered impaired if it is probable that the Company will be unable to collect all amounts due according to the contractual loan agreement. A specific reserve may initially be established for each loan based upon impairment analyses when it is the Company’s expectation principal will not be fully collected. While management uses the best information available to make its evaluation, the evaluation is inherently subjective and future adjustments to the allowance may be necessary.

The allowance consists of specific and general components. Specific reserves may be established for loans that management has determined to be impaired. The general component is determined by major loan category based on historical loss experience adjusted for qualitative factors, risk ratings and in certain cases, peer data.

The Company has developed policies and procedures for evaluating the overall quality of the credit portfolio and the timely identification of loans that may pose a risk of loss. Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the statement of operations, are made periodically to maintain the allowance at an appropriate level to absorb losses incurred in the portfolio based on management’s analysis of collectability. Any loan losses and recoveries would be charged or credited directly to the allowance. The Company maintains a component of the allowance for three categories of real estate secured loans in our portfolio — residential (first mortgage, second mortgage and home equity lines of credit), commercial real estate loans and construction/other real estate loans, and three other categories, commercial and industrial, factored receivables and consumer loans.

Under the Company’s loan risk rating system, each loan is risk rated pass, pass-watch, other loans especially mentioned (“OLEM”), substandard or doubtful by the originating loan officer, credit management, and loan review or loan committee. Loans rated pass represent those loans least likely to default and a loan rated doubtful represents a loss. Refer to Note 3 for further definition of the Company’s credit quality factors/risk ratings. Estimated loan default factors are multiplied by individual loan balances for each loan type to determine an appropriate level of allowance by loan type. This approach is applied to all components of the loan portfolio.

The general allowance for loan losses also includes estimated losses resulting from macroeconomic factors and adjustments to account for imprecision of the loan loss model. Macroeconomic factors adjust the allowance for loan losses upward or downward based on the current point in the economic cycle and are applied to the loan loss model through a separate allowance element for each component. To determine the Company’s macroeconomic factors, the Company uses specific economic data that has a correlation with loan losses. The Company reviews this data quarterly to determine that such a correlation continues to exist. Additionally, the macroeconomic factors are reviewed quarterly in order to conclude they are appropriate based on current economic conditions. Other qualitative factors considered include, but are not limited to: recent loan loss trends, changes in portfolio composition, concentrations of credit, changes in the Company’s risk profile, current interest rates and local economic conditions and trends. Beginning with first quarter 2020, qualitative factors were adjusted to reflect the increased economic uncertainty associated with COVID-19 and potential credit risk associated with modified loans under Section 4013 of the CARES Act. Based on present information, the Company considers the allowance for loan losses to be appropriate. Management’s judgment about the appropriateness of the allowance is based on a number of assumptions regarding future events which the Company believes to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses will not be required.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Loans acquired through business combination: Loans acquired in business combinations with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. Acquired credit-impaired loans are initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loans. Increases in expected cash flows, including prepayments, to be collected on these loans are recognized as an adjustment of the loan’s yield over its remaining life, while decreases in expected cash flows are recognized as impairment or reduced yield over the remaining life. As a result, related discounts are subsequently recognized through accretion based on the expected cash flow of the acquired loans.

Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Years
Building	39.5
Leasehold improvements	4 – 10
Furniture, fixtures and office equipment	5 – 10
Computer equipment	3 – 5
Automobiles	3

Leasehold improvements are depreciated over the shorter of their estimated useful lives or the lease terms.

The Company leases certain office facilities and office equipment under operating leases. It also owns certain office facilities, of which a minor portion of one is leased and is not significant to the financial statements. This sub-lease will not be significant to the financial statements. In 2019, the Company adopted certain accounting standard updates related to accounting for leases as further discussed below. For operating leases other than those considered to be short-term, the Company recognizes lease right-of-use assets and related lease liabilities. The Company does not recognize short-term operating leases on its balance sheet. A short-term operating lease has an original term of 12 months or less and does not have a purchase option that is likely to be exercised.

We evaluate whether our contractual arrangements contain leases at the inception of such arrangements. In recognizing lease right-of-use assets and related lease liabilities, the Company accounts for lease and non- lease components (such as taxes, insurance, and common area maintenance costs) separately as such amounts are generally readily determinable under our lease contracts. Lease payments over the expected term are discounted using an incremental borrowing rate referenced to the Federal Home Loan Bank of Atlanta advance rates for borrowings of similar term. The Company also considers renewal and termination options in the determination of the term of the lease. If it is reasonably certain that a renewal or termination option will be exercised, the effects of such options are included in the determination of the expected lease term. Generally, it cannot be reasonably certain about whether or not the Company will renew a lease until such time the lease is within the last two years of the existing lease term. However, renewal options related to branch facilities are evaluated on a case-by-case basis, typically in advance of such time frame.

Other real estate owned: Real estate properties acquired through or in lieu of foreclosure are initially recorded at fair value less estimated selling cost at the date of foreclosure establishing a new costs basis. Fair value is determined by obtaining appraisals or other market value information at least annually. Any write- downs in value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are performed by obtaining updated appraisals or other market information. Any subsequent write-downs are recorded as a charge to operations, if necessary to reduce the carrying value of a property to the updated fair value less estimated selling cost. Net costs related to the holding of properties are included in noninterest expense.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Goodwill and other intangible assets: Goodwill and indefinite lived intangibles recognized in business combination transactions are not amortized but are evaluated at least annually for impairment. Other intangible assets with finite lives are amortized over their expected useful lives using the straight line method and are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment exists when the carrying value of goodwill exceeds its fair value. The Company’s annual impairment analysis as of December 31, 2020, indicated that the fair value of the reporting unit exceeded its carrying amount.

Income taxes: The Company files a consolidated federal tax return. Deferred taxes are determined using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating losses or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the basis of assets and liabilities for income tax and financial reporting purposes. Deferred tax assets and liabilities may be adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes in the valuation allowance would be included in the Company’s tax position within the period of change. In determining whether a valuation is warranted, the Company evaluates factors such as expected future earnings and tax strategies. There were no factors or circumstances warranting a valuation allowance as of December 31, 2020.

Tax benefits are recognized if it is more-likely-than-not, based on the technical merits, the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Interest and penalties on income taxes are recognized as a component of income tax expense.

Share-based compensation: Stock-based compensation expense is measured using fair value and is recorded over the requisite service or performance period of the awards, or to an employee’s mandatory retirement date under the award agreement, if earlier. The Company measures stock-based compensation expense using the calculated value method. Under this method, the Company estimates the fair value of each stock option on the grant date using the Black-Scholes valuation model. The Company began trading on the OTC Markets Group, Inc. (specifically OTCQX) in September 2016. Expected volatility considered the average of the Company’s actual trading results for the immediately preceding one, six and 12 months periods. Expected dividends are based on the assumption that no dividends were expected to be distributed in the near future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The Company recognizes stock-based compensation expense for time-based awards on a straight line basis over the requisite vesting period. Stock-based compensation expense for time-based stock options for employee grants is recognized in personnel costs, while expense for director grants is included in other operating expenses on the Consolidated Statements of Income. The related income tax benefit on stock-based compensation is recognized in income tax expense on the Consolidated Statements of Income. The Company’s current policy is to issue new shares upon the net- share-settled exercise of stock options and account for forfeitures when they occur.

Bank owned life insurance: The Company has life insurance policies on certain key executives. Bank- owned life insurance (“BOLI”) is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts likely due at settlement.

Fair value measurements: Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, unadjusted for transaction costs.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Disclosure of fair value measurements is based on a three-level valuation hierarchy. Fair value is used on a recurring basis for assets and liabilities that are elected to be accounted at fair value as well as for assets and liabilities in which fair value is the primary basis of accounting such as for securities available for sale. Fair value is used on a non-recurring basis to evaluate assets and liabilities for impairment or for disclosure purposes. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

Level I — inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level II — inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level III — inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Depending on the nature of the asset or liability, the Company uses a variety of valuation techniques when estimating fair value. See Note 15 for further disclosure about fair value measurements.

Earnings per share: Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings per share reflects additional, potential common shares that would have been outstanding if dilutive potential common shares had been issued using the treasury stock method. Potentially dilutive common shares that may be issued by the Company include convertible preferred stock and outstanding stock options and warrants.

Comprehensive income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income consists of the net change in unrealized gains and losses on the Company’s securities available for sale, including the noncredit-related portion of unrealized gains (losses) of other than temporarily impaired securities, and the effective portion of the change in fair value of derivative instruments.

Revenue recognition: Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

The majority of the Company’s revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans, letters of credit, and investment securities, as these activities are subject to other GAAP discussed elsewhere within our disclosures. The Company recognizes revenue from these activities as it is earned based on contractual terms, as transactions occur, or as services are provided and collectability is reasonably assured. Descriptions of the major revenue-generating activities that are within the scope of ASC 606, which are presented in the accompanying statements of income as components of non-interest income are as follows:

Deposit Fees — these represent general service fees for monthly account maintenance and activity — or transaction-based fees and consist of transaction-based revenue, time-based revenue (service period), item-based revenue or some other individual attribute-based revenue. Revenue is recognized when the Company’s performance obligation is completed which is generally monthly for account maintenance services or when a transaction has been completed. Payment for such performance obligations are generally received at the time the performance obligations are satisfied.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Bank Card Fees — bank card related fees primarily includes interchange income from client use of consumer and business debit cards. Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network. Interchange fees are set by the credit card associations and are based on cardholder purchase volumes. The Company records interchange income as transactions occur.

Gains and Losses from the Sale of Bank Owned Property — the performance obligation in the sale of other real estate owned typically will be the delivery of control over the property to the buyer. If the Company is not providing the financing of the sale, the transaction price is typically identified in the purchase and sale agreement. However, if the Company provides seller financing, the Company must determine a transaction price, depending on if the sale contract is at market terms and taking into account the credit risk inherent in the arrangement.

The Company has made no significant judgments in applying the revenue guidance prescribed in ASC 606 that affects the determination of the amount and timing of revenue from the above-described contracts with clients.

Recent accounting pronouncements: In February 2016, FASB issued ASU No. 2016-02, “Leases (Topic 842)” requires the recognition of a right of use asset and related lease liability by lessees for leases classified as operating leases under current GAAP. Topic 842, which replaces the current guidance under Topic 840, retains a distinction between finance leases and operating leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee also will not significantly change from current GAAP. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize right of use assets and lease liabilities. The Company adopted Topic 842 effective January 1, 2019 and recorded a lease liability of approximately $3.9 million with an offsetting right-of-use asset. It did not have a material impact on the results of operations compared to the prior lease accounting model.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13). The update will significantly change the way entities recognize impairment on many financial assets by requiring immediate recognition of estimated credit losses expected to occur over the asset’s remaining life. The FASB describes this impairment recognition model as the current expected credit loss (“CECL”) model and believes the CECL model will result in more timely recognition of credit losses since the CECL model incorporates expected credit losses versus incurred credit losses. The scope of FASB’s CECL model would include loans, held-to-maturity debt instruments, lease receivables, loan commitments and financial guarantees that are not accounted for at fair value. ASU 2016-13 was updated by the issuance of ASU No 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which for the Company defers the adoption of ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments to interim and annual periods beginning after December 15, 2022. Management is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.

In December 2019, FASB issued ASU 2019-12, “Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes” (ASU 2019-12). The guidance issued in this update simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition for deferred tax liabilities for outside basis differences. ASU 2019-12 also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 will be effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The update is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In January 2020, FASB issued ASU 2020-01, “Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)” (ASU 2020-01). This update clarifies the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounting for under Topic 815. ASU 2020-01 will be effective for interim and annual periods beginning after December 15, 2020. The update is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

In March 2020, FASB issued ASU 2020-04, “Reference Rate Reform (Topic 842): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (ASU 2020-04), which provides temporary, optional guidance to ease the potential burden in accounting for reference rate reform on financial reporting.

ASU 2020-04 provides optional expedients and exceptions for apply GAAP to contracts, hedging relationships, and other transactions if certain criteria are met that reference LIBOR or another reference rate expected to be discontinued. As the guidance is intended to assist stakeholders during the global market-wide reference rate transition period, it is in effect only from March 12, 2020 through December 31, 2022. The Company has established a LIBOR Transition Committee and is currently evaluating the impact of adopting ASU 2020-04 on the Company’s consolidated financial position and results of operations.

Reclassifications: Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications did not result in any changes to previously reported net income or stockholders’ equity.

Subsequent Events: The Company evaluated its December 31, 2020 consolidated financial statements for subsequent events through March 25, 2021.

The Company’s credit quality in future years may be impacted by both external and internal factors related to the pandemic in addition to those factors that traditionally affect credit quality. External factors outside the Company’s control include items such as federal, state and local government measures, the re-imposition of “shelter-in-place” orders, the economic impact of government programs and the effectiveness of the COVID vaccine. Internal factors that could impact credit quality include such items as the Company’s loan deferral programs, involvement in government offer programs and the related financial impact of these programs. The impact of each of these items are unknown at this time and could materially impact future credit quality.

NOTE 2. SECURITIES

The amortized cost and fair value of securities at December 31, 2020 and 2019, respectively, are summarized as follows (dollars in thousands).

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
December 31, 2020:	Cost	Gains	Losses	Fair Value
Securities Available for Sale
U.S. treasury securities	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	37,738	122	413	37,447
Agency mortgage backed securities	60,378	1,591	132	61,837
Agency collateralized mortgage obligations	18,413	889	7	19,295
State, county and municipal	5,698	191	—	5,889
Corporate bonds	25,509	141	361	25,289
Total	$147,736	$2,934	$913	$149,757

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
December 31, 2020:	Cost	Gains	Losses	Fair Value
Securities Held to Maturity
Agency mortgage backed securities	$2,805	$112	$—	2,917
State, county and municipal	47,040	2,273	—	49,313
Corporate bonds	20,510	233	16	20,727
Other securities	456	—	—	456
Total	$70,811	$2,618	$16	$73,413
December 31, 2019:
Securities Available for Sale
U.S. treasury securities	$9,949	$—	$4	$9,945
U.S. government agencies and government sponsored entities	44,320	151	452	44,019
Agency mortgage backed securities	66,836	244	265	66,815
Agency collateralized mortgage obligations	24,086	98	37	24,147
State, county and municipal	5,731	80	—	5,811
Corporate bonds	27,523	304	18	27,809
Total	$178,445	$877	$776	$178,546
Securities Held to Maturity
Agency mortgage backed securities	$4,071	$24	$14	4,081
State, county and municipal	40,776	1,100	—	41,876
Corporate bonds	12,516	246	—	12,762
Other securities	456	—	—	456
Total	$57,819	$1,370	$14	$59,175

Information pertaining to securities available for sale with gross unrealized losses at December 31, 2020 and 2019, respectively, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (dollars in thousands).

	Less than Twelve Months		Twelve Months or More		Total
December 31, 2020:	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. treasury securities	$—	$—	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	9	4,711	404	25,840	413	30,551
Agency mortgage backed securities	132	15,025	—	—	132	15,025
Agency collateralized mortgage obligations	7	1,005	—	—	7	1,005
State, county and municipal	—	—	—	—	—	—
Corporate bonds	348	10,654	13	1,487	361	12,141
	$496	$31,395	$417	$27,327	$913	$58,722

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Less than		Twelve Months
	Twelve Months		or More		Total
	Gross		Gross		Gross
	Unrealized		Unrealized		Unrealized
December 31, 2020:	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
Securities Held to Maturity
Corporate bonds	$16	$4,384	$—	$—	$16	$4,384
Other securities	—	—	—	—	—	—
	$16	$4,384	$—	$—	$16	$4,384
December 31, 2019:
Securities Available for Sale
U.S. treasury securities	$4	$9,945	$—	$—	$4	$9,945
U.S. government agencies and government sponsored entities	45	12,818	407	20,438	452	33,256
Agency mortgage backed securities	121	20,139	144	21,835	265	41,974
Agency collateralized mortgage obligations	8	2,101	29	2,441	37	4,542
State, county and municipal	—	1,480	—	—	—	1,480
Corporate bonds	1	1,013	17	3,483	18	4,496
	$179	$47,496	$597	$48,197	$776	$95,693
Securities Held to Maturity
Agency mortgage backed securities	$14	$1,507	$—	$—	$14	$1,507
Other securities	—	—	—	—	—	—
	$14	$1,507	$—	$—	$14	$1,507

As of December 31, 2020, 55 Available for Sale (“AFS”) plus three Held to Maturity (“HTM”) investment securities were in unrealized loss positions. The unrealized losses resulted from fair values falling below book values due to higher levels of market interest rates on the measurement date. The fair value of fixed rate investment securities is inversely proportional to interest rates — rising market interest rates cause reductions in the fair values assigned to investment securities. Unrealized losses by security type, as of December 31, 2020, are further described below. Pursuant to the Bank’s Other Than Temporary Impairment (“OTTI”) Policy, management performed OTTI assessments on credit and other market factors, however no OTTI was recorded. Management concluded that the unrealized losses were not other-than-temporary based on factors including as applicable:

•	Small unrealized losses
•	The issuers had not defaulted
•	The issuers’ size and financial strength
•	Full faith and credit of the U.S. Government
•	AAA credit rating
•	The Company’s ability to hold the bonds to maturity
•	The Company does not intend to sell, nor is the Company more likely than not to be required to sell before recovery of its amortized cost

U.S. Treasury Bills

As of December 31, 2020, all AFS U.S. Treasury Bills held on December 31, 2019 had matured.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

U.S. Government Agencies and Government Sponsored Entities

As of December 31, 2020, 46 AFS U.S. government agency securities were in unrealized loss positions. Bonds issued by SBA carry the full faith and credit of the United States government; the bond credit rating is implicit AAA. The SBA unrealized losses ranged from -0.10% to -5.87%.

Agency Mortgage Backed Securities

As of December 31, 2020, two AFS mortgage-backed securities were in unrealized loss positions. FNMA is a Government Sponsored Enterprises (“GSE”) created by the United States Congress. These bond credit ratings are implicit AAA. The MBS unrealized losses ranged from -0.72% to -1.02%.

Agency Collateralized Mortgage Obligations

As of December 31, 2020, three AFS collateralized mortgage obligation bonds were in unrealized loss positions, one issued by FHLMC and two issued by FNMA. Again, FNMA and FHLMC are GSE. The CMO unrealized losses ranged from -0.58% to -0.79%.

Corporate Bonds

As of December 31, 2020, three HTM and three AFS corporate bonds were in unrealized loss positions ranging from -0.05% to -6.72%.

Equity Securities

As of December 31, 2020, the Company had a carrying value of $456,000 in equity securities without readily determinable fair values. Upon qualitative assessment, these securities were not impaired.

The amortized cost and fair value of securities at December 31, 2020 by contractual maturities are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because issuers may call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
December 31, 2020	Amortized Cost	Fair Value
Due within one year	$2,927	$2,932
Due after one year through five years	22,444	22,649
Due after five years through ten years	35,650	36,125
Due over ten years	86,715	88,051
Total	$147,736	$149,757

	Securities Held to Maturity
	Amortized Cost	Fair Value
Due within one year	$—	$—
Due after one year through five years	300	310
Due after five years through ten years	40,229	41,503
Due over ten years	30,282	31,600
Total	$70,811	$73,413

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Securities Available for Sale
December 31, 2019	Amortized Cost	Fair Value
Due within one year	$19,328	$19,337
Due after one year through five years	23,931	24,152
Due after five years through ten years	30,113	30,187
Due over ten years	105,073	104,870
Total	$178,445	$178,546

	Securities Held to Maturity
	Amortized Cost	Fair Value
Due within one year	$—	$—
Due after one year through five years	299	306
Due after five years through ten years	24,675	25,226
Due over ten years	32,845	33,643
Total	$57,819	$59,175

For the year ended December 31, 2020, the Company sold no securities. The Bank sold a single security for a gain of $183,000 during the year ended December 31, 2019. No OTTI charges were recognized in 2020 or 2019. At December 31, 2020 and 2019, respectively, securities with a market value of $0 and $68 million were pledged to the State of Florida as collateral for deposits of public entities, as the form of collateral shifted from securities to cash: $131 and $10 million in cash collateral was pledged to the State of Florida at December 31, 2020 and 2019, respectively. At December 31, 2020 and 2019, respectively, securities with a market value of $139 and $142 million were pledged as collateral for customer repurchase agreements. At December 31, 2020, there were securities with a market value of $83 million dollars available for pledging.

NOTE 3. LOANS, ALLOWANCE AND ASSET QUALITY

The composition of net loans is as follows at December 31, 2020 and 2019, respectively (dollars in thousands).

	December 31, 2020		December 31, 2019
Residential single and multifamily	$202,822	17%	$251,326	22%
Commercial real estate	631,589	53%	595,892	53%
Construction loans	71,012	6%	109,817	10%
Commercial and industrial(1)	267,082	22%	154,545	14%
Consumer installment loans	23,623	2%	16,487	1%
Factored receivables	5,352	0%	5,533	0%
	1,201,480	100%	1,133,600	100%
Less allowance for loan losses	(18,092)		(9,751)
Net loans	$1,183,388		$1,123,849

(1) Includes PPP loans of $123,322.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Loan Origination/Risk Management

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions. Management evaluates credit risk on the following portfolio segments:

Residential Single and Multifamily Loans (including Home Equity Lines of Credit): Prior to June 2017, the Company originated fixed and adjustable rate residential real estate loans secured by one to four family and, on a very limited basis, multifamily dwellings. First mortgage loan terms range from five to thirty years. Beginning July 2017, the Company elected to exit residential lending, excluding home equity lines of credit, for portfolio purposes. Fixed rate residential loans are referred to a broker and upon closing the Company receives a fee, generally between 1.0% and 1.5% of the loan balance.

Commercial Real Estate Loans: The Company’s goal is to originate and maintain a high quality portfolio of commercial real estate loans with customers who meet the quality and relationship profitability objectives of the Company. Commercial real estate loans are subject to standard underwriting procedures. For underwriting purposes, these loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the underlying property. The Company also looks to the sale of the underlying collateral as a means of secondary repayment. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.

Construction Loans: The Company defines construction loans as loans where the loan proceeds are controlled by the Company and used exclusively for the improvement of residential or commercial real estate in which the Company holds a mortgage. These loans generally must be supported by an adequate “as completed” value of the underlying project. In addition to the underlying project, the financial history of the borrower weighs significantly in determining approval. The repayment of these loans is typically through permanent financing upon completion of the construction. Real estate construction loans are inherently more risky than loans on completed properties due to the unimproved nature and the financial risks of construction. Due to the inherent risk in this type of loan, they are subject to industry specific policy guidelines outlined in the Company’s Loan Policy and are monitored closely.

Commercial and Industrial Loans: Commercial credit is extended primarily to middle market customers. Such credits typically comprise working capital loans, loans for physical asset expansion, asset acquisition loans and other business loans. Loans to closely held businesses will generally be guaranteed in full or for a substantial amount by the businesses’ majority owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower, secondarily on the underlying collateral provided by the borrower and in the case of accounts receivable financing, on the creditworthiness of the account debtor. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Additionally, the bank may elect to participate in Shared National Credits (“SNCs”). There were $21.4 million in SNC participations outstanding as of December 31, 2020. Minimum standards and underwriting guidelines have been established for all commercial loan types.

The Company participated in the Paycheck Protection Program (“PPP”) until its initial closure in August 2020. As of December 31, 2020 the Company had $123.3 million in net PPP loans included in Commercial and Industrial Loans. Furthermore, the Company participated when the Second Draw PPP Program resumed on January 11, 2021. PPP loans are 100% guaranteed by the Small Business Administration.

Consumer Installment Loans: The Company originates consumer loans mostly comprised of automobile and light duty truck loans, lot loans and personal lines of credit, secured and unsecured. Each loan type has a separate underwriting matrix including but not limited to debt to income ratio, term requirements, type of collateral and loan to collateral value, credit history and relationship with the borrower.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Factored Receivables: The Company offers primarily recourse accounts receivable financing targeted toward business-to-business clients, selling to credit-worthy debtors with annual sales volume of at least $500,000. Client sales must be unconditional with receivables that are collectable with no contingencies, inclusive of no consignment and no return rights. The credit relationship is based heavily upon the controls of the collateral and the overall credit worthiness of the client’s account debtors. The Company generally advances between 75%-85% of invoice face value. The primary target clients are located within the state of Florida, however clients outside the state may be considered on an exception basis.

Loan Deferrals: In response to the COVID-19 pandemic induced economic environment, the Company implemented a loan deferral program in the second quarter of 2020 to provide temporary payment relief to both consumer and commercial customers. Any customer current on loan payments and taxes qualified for a deferral of principal and interest payments. A second deferral was also made available to customers who continued to be negatively impacted by COVID-19, beyond the period of the initial deferral. The Company’s loan deferral program complies with the guidance set forth in the CARES Act and related guidance from the banking regulators. In accordance with the applicable guidance, none of these loans were considered “restructured loans”.

As of December 31, 2020, the Company had 36 loans on deferral, or 11.2% of our loan portfolio (excluding PPP loans) by dollar value. The balance of loans on deferral at December 31, 2020 was approximately $120.4 million, down from an aggregate high of approximately $292.4 million. Of loans on deferral at December 31, 2020, 79% (based on dollar value) were making interest payments.

Allowance for Loan Losses

The following table illustrates certain information with respect to our allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2020 and 2019, respectively, (dollars in thousands).

Rollforward — Allowance for Loan Losses	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total
As of December 31, 2020:
Originated Loans
Beginning Balance	$761	$5,850	$1,095	$1,678	$82	$183	$9,649
Provision	774	6,627	393	816	148	55	8,813
Charge Offs	25	381	—	55	18	—	479
Recoveries	—	—	—	7	4	—	11
Ending Balance Originated Loans:	$1,510	$12,096	$1,488	$2,446	$216	$238	$17,994
Acquired Loans with Deteriorated Credit Quality
Beginning balance	102	—	—	—	—	—	102
Provision	(4)	—	—	—	—	—	(4)
Charge Offs	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—
Ending Balance Acquired Loans:	$98	$—	$—	$—	$—	$—	$98
Ending Balance Total Allowance:	$1,608	$12,096	$1,488	$2,446	$216	$238	$18,092

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Rollforward — Allowance for Loan Losses	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total
As of December 31, 2019:
Originated Loans:
Beginning Balance	$1,055	$5,564	$1,105	$1,302	$58	$348	$9,432
Provision	(295)	286	(10)	382	52	(165)	250
Charge Offs	—	—	—	94	44	—	138
Recoveries	1	—	—	88	16	—	105
Ending Balance Originated Loans:	$761	$5,850	$1,095	$1,678	$82	$183	$9,649
Acquired Loans with Deteriorated Credit Quality:
Beginning balance	143	10	—	—	—	—	153
Provision	(41)	(10)	—	—	—	—	(51)
Charge Offs	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—
Ending Balance Acquired Loans:	$102	$—	$—	$—	$—	$—	$102
Ending Balance Total Allowance:	$863	$5,850	$1,095	$1,678	$82	$183	$9,751

The following tables illustrate certain information with respect to our allowance for loan losses and the composition of impaired loans as of December 31, 2020 and 2019, respectively (dollars in thousands).

Impairment Evaluation — Allowance for Loan Losses	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total
As of December 31, 2020:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,510	12,096	1,488	2,446	216	238	17,994
Acquired with deteriorated credit quality	98	—	—	—	—	—	98
Ending Balance Total Allowance:	$1,608	$12,096	$1,488	$2,446	$216	$238	$18,092
As of December 31, 2019:
Individually evaluated for impairment	$—	$427	$—	$—	$—	$—	$427
Collectively evaluated for impairment	761	5,423	1,095	1,678	82	183	9,222
Acquired with deteriorated credit quality	102	—	—	—	—	—	102
Ending Balance Total Allowance:	$863	$5,850	$1,095	$1,678	$82	$183	$9,751

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total
The Bank’s loan balances based on impairment evaluation at December 31, 2020:
Individually evaluated for impairment	$50	$—	$—	$—	$—	$—	$50
Collectively evaluated for impairment	201,275	628,454	71,012	267,082	23,623	5,352	1,196,798
Acquired with deteriorated credit quality	1,497	3,135	—	—	—	—	4,632
Ending Balance Total Loans:	$202,822	$631,589	$71,012	$267,082	$23,623	$5,352	$1,201,480
The Bank’s loan balances based on impairment evaluation at December 31, 2019:
Individually evaluated for impairment	$200	$1,120	$—	$—	$—	$—	$1,320
Collectively evaluated for impairment	249,568	589,945	109,817	154,536	16,487	5,533	1,125,886
Acquired with deteriorated credit quality	1,558	4,827	—	9	—	—	6,394
Ending Balance Total Loans:	$251,326	$595,892	$109,817	$154,545	$16,487	$5,533	$1,133,600

The below tables represent the loan portfolio, segmented by risk factors, as of December 31, 2020 and 2019, respectively (dollars in thousands). Categories with no assigned loans have been omitted from this table.

	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total Loans
As of December 31, 2020:
Originated Loans:
Pass Loans	$199,540	$594,500	$70,729	$258,271	$23,623	$5,352	$1,152,015
OLEM	1,785	19,563	—	7,334	—		28,682
Substandard	—	14,391	283	1,477	—	—	16,151
Sub-total	201,325	628,454	71,012	267,082	23,623	5,352	1,196,848
Purchased Impaired Loans:
Pass Loans	$1,220	$3,100	$—	$—	$—	$—	$4,320
OLEM	277	35	—	—	—	—	312
Sub-total	1,497	3,135	—	—	—	—	4,632
Total	$202,822	$631,589	$71,012	$71,012	$23,623	$5,352	$1,201,480
As of December 31, 2019:
Originated Loans:
Pass Loans	$249,410	$583,065	$109,529	$139,556	$16,487	$5,533	$1,103,580
OLEM.	158	6,271	—	14,439	—	—	20,868
Substandard	200	1,729	288	541	—	—	2,758
Sub-total	249,768	591,065	109,817	154,536	16,487	5,533	1,127,206
Purchased Impaired Loans:
Pass Loans	$1,271	$4,165	$—	$9	$—	$—	$5,445
OLEM	287	662	—	—	—	—	949
Sub-total	1,558	4,827	—	9	—	—	6,394
Total	$251,326	$595,892	$109,817	$154,545	$16,487	$5,533	$1,133,600

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following are the definitions of the Company’s credit quality indicators:

Pass:	Loans in all classes which are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan agreement. Management believes that there is a low likelihood of loss related to those loans that are considered pass.

OLEM:	Assets have potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date. Other Loans Especially Mentioned (“OLEM”) assets are not adversely classified and do not expose the Company to a level of risk that warrants adverse classification.

Classified:	Classified (a) Substandard — Loans inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Classified (b) Doubtful — Loans that have all the weaknesses inherent in a loan classified substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors, which may work to the advantage and strengthening of the assets, its classification as an estimated loss is deferred until its more exact status may be determined. The Company had no loans classified as doubtful at December 31, 2020 or 2019.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Below are the statistics for past due and non-accrual loans, by portfolio segment, as of December 31, 2020 and 2019, respectively (dollars in thousands).

	30 – 59 Days	60 – 89 Days	90 + Days	Non- Accrual	Total Past Due and Non-Accrual	Current	Total Loans	Current Non- Accrual Loans
As of December 31, 2020:
Originated Loans:
Residential single & multifamily	$194	$—	$—	$50	$244	$201,081	$201,325	$—
Commercial real estate	—	—	—	—	—	628,454	628,454	—
Construction loans	—	—	—	—	—	71,012	71,012	—
Commercial and industrial	—	—	—	—	—	267,082	267,082	—
Consumer and other	—	—	—	—	—	23,623	23,623	—
Factored receivables	—	—	—	—	—	5,352	5,352
Purchase Impaired Loans:
Commercial real estate	—	—	—	—	—	3,135	3,135	—
All other loan categories	—	—	—	—	—	1,497	1,497	—
Total Loans	$194	$—	$—	$50	$244	$1,201,236	$1,201,480	$—
As of December 31, 2019:
Originated Loans:
Residential single & multifamily	$—	$135	$—	$200	$335	$249,433	$249,768	$200
Commercial real estate	—	—	—	—	—	591,065	591,065	—
Construction loans	—	—	—	—	—	109,817	109,817	—
Commercial and industrial	162	—	—	—	162	154,374	154,536	—
Consumer and other	—	—	—	—	—	16,487	16,487	—
Factored receivables	—	—	—	—	—	5,533	5,533
Purchase Impaired Loans:
Commercial real estate	—	—	—	—	—	4,827	4,827	—
All other loan categories	—	—	—	—	—	1,567	1,567	—
Total Loans	$162	$135	$—	$200	$497	$1,133,103	$1,133,600	$200

The following is a summary of information pertaining to impaired loans for the years ended December 31, 2020 and 2019, respectively (dollars in thousands). There were no new troubled debt restructurings during the years ended December 31, 2020 and 2019. There were no loans classified as troubled debt restructurings that re-defaulted during the period of 12 months from their modification date. Categories with zero balances have been omitted from this schedule.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	As of December 31, 2020			For the Year Ended December 31, 2020
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrual Basis Interest Income	Cash Basis Interest Income
With No Related Allowance Recorded:
Residential single & multifamily	$50	$50	$—	$185	$—	$—
Total:
Residential single & multifamily	50	50	—	185	—	—
	$50	$50	$—	$185	$—	$—

	As of December 31, 2019			For the Year Ended December 31, 2019
	Recorded	Unpaid Principal	Related	Average Recorded	Accrual Basis Interest	Cash Basis Interest
	Investment	Balance	Allowance	Investment	Income	Income
With No Related Allowance Recorded:
Residential single & multifamily	$200	$200	$—	$200	$—	$—
Construction loans	—	—	—	884	13	—
Commercial and industrial	—	16	—	277	12	—
With An Allowance Recorded:
Commercial real estate	1,120	1,120	427	1,120	4	—
Total:
Residential single & multifamily	200	200	—	200	—	—
Commercial real estate	1,120	1,120	427	1,120	4	—
Construction loans	—	—	—	884	13	—
Commercial and industrial	—	16	—	277	12	—
	$1,320	$1,336	$427	$2,481	$29	$—

The Company had no other real estate owned (“OREO”) at December 31, 2020. Over the course of the year, two OREO properties were acquired and subsequently sold for a net loss of approximately $30,000.

Loans Acquired with Deteriorated Credit Quality

Loans acquired in business combinations that exhibited, at the time of acquisition, evidence of deterioration of the credit quality since origination, such that it was probable that all contractually required payments would not be collected, were as follows as of the dates presented:

	December 31, 2020	December 31, 2019
Commercial real estate	$3,135	$4,827
Commercial and industrial	—	9
Residential single & multifamily	1,497	1,558
	$4,632	$6,394

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the carrying value of loans determined to be impaired at the time of acquisition as of the dates presented:

	December 31, 2020	December 31, 2019
Contractually required principal and interest	$5,997	$8,390
Nonaccretable difference	(48)	(127)
Cash flows expected to be collected	5,949	8,263
Accretable yield	(1,317)	(1,869)
Carrying value	$4,632	$6,394

Changes in the accretable yield of loans acquired with deteriorated credit quality were as follows:

	December 31, 2020	December 31, 2019
Balance at beginning of year	$1,869	$2,126
Reclassification from non-accretable difference	(208)	450
Accretion	(344)	(434)
Other net activity(1)	—	(273)
Balance at end of year	$1,317	$1,869

(1) Includes impact of loan repayments.

NOTE 4. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill of $3.9 million was recorded in conjunction with the business combination between the Bank and Panther Community Bank, N.A. (“Panther”) in 2009. Additionally, an indefinite lived bank charter intangible asset of $1.2 million was recorded in conjunction with the Panther business combination. Goodwill has been assigned to the Company’s single reporting unit. Fair value of the Company’s single reporting unit is determined using either discounted cash flow analyses based on internal financial forecasts or, if available, market-based valuation multiples for comparable businesses. No impairment was identified for the Company’s goodwill as a result of the testing performed for the year ended December 31, 2020.

Intangible assets subject to amortization include the Company’s trademarked logo and core deposit intangibles recorded with bank acquisitions. The combined carrying amount of these assets was $244,000 at December 31, 2020. The trademarked logo is being amortized over a period of 20 years. Core deposit intangibles are being amortized over five and ten year periods, respectively. Amortization expense on the Company’s intangibles was $71,000 and $74,000 for the years ended December 31, 2020 and 2019, respectively.

Future amortization of the Company’s intangibles are listed in the chart below (dollars in thousands).

Year Ending December 31,	Amount
2021	68
2022	65
2023	61
2024	18
2025	6
Thereafter	26
$244

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 5. BORROWINGS

The Federal Home Loan Bank of Atlanta (“FHLB”) has granted credit availability to the Company equal to approximately 25% of total assets as of December 31, 2020. There was $475 million in credit availability at December 31, 2020. All borrowings must be fully secured with eligible collateral. The Company had $265 and $293 million, respectively, in lendable collateral value, due to $434 and $414 million, respectively, of eligible loans pledged as collateral for advances on December 31, 2020 and 2019, and letters of credit described below.

In addition to advances, the Company may obtain irrevocable letters of credit (the “letters”) from the FHLB for the purposes of establishing collateral for its qualified public funds. On December 31, 2019, the Company had a total of $20 million outstanding in the form of letters of credit. There were two letters of credit, at $10 million each, both maturing June 28, 2029. These letters of credit were terminated on August 24, 2020 and October 20, 2020, respectively. The annual cost of each letter of credit was 0.09%.

The Company had $107 million authorized under unsecured federal funds lines of credit with six correspondent banks at December 31, 2020. There were no advances under these lines outstanding at December 31, 2020 and 2019.

The Company has customer repurchase agreements with commercial account holders whereby the Company sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities pledged by the Company. The Company had approximately $124 and $135 million in such accounts as of December 31, 2020 and 2019, respectively.

On June 29, 2020, the Company completed an initial private offering and sale of $22.1 million of its 6.00% fixed-to-floating rate subordinated notes due June 29, 2030. Between July 24, 2020 and October 16, 2020, an additional $2.1 million was sold for a grand total of $24.2 million. The subordinated notes were sold at par, resulting in net proceeds, after deducting offering expenses, of approximately $23.6 million. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include providing capital to support the Company’s growth and investments in First Florida Integrity Bank as regulatory capital. Subordinated notes sold to related parties and their interests totaled $4.0 million.

NOTE 6. EARNINGS PER SHARE

Basic earnings per share represents net income divided by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects additional potential common stock that would have been outstanding if dilutive potential common stock had been issued, as well as any adjustment to income that would result from the assumed issuance, determined using the treasury stock method. Potential common stock that may be issued by the Company relates solely to outstanding stock options and convertible preferred stock.

There were a total of 992,533 and 1,871,352 options at December 31, 2020 and 2019, respectively, of which 650,343 and 1,868,852 shares were included in the calculation of diluted income per share for 2020 and 2019, respectively. Options totaling 342,190 and 2,500 were excluded from the calculations for December 31, 2020 and 2019, respectively, because the effect would be anti-dilutive.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	For the Years Ended December 31,
Earnings Per Common Share	2020	2019
Basic
Weighted average number of shares of common stock outstanding – basic:	17,614,000	17,306,598
Basic earnings per share	$0.93	$0.99
Diluted
Weighted average number of shares of common stock outstanding:	17,614,000	17,306,598
Effect of stock options	355,185	817,705
Effect of stock warrants	—	30,297
Effect of dilutive convertible preferred shares	1,037,984	1,037,984
Weighted average number of shares of common stock outstanding – diluted:	19,007,169	19,192,584
Diluted earnings per share	$0.86	$0.89

Nonvoting Series A Convertible Preferred Stock

The Company has authorized 20,000,000 shares of preferred stock of which 7,050,000 shares were authorized under the series designated Nonvoting Series A Convertible Preferred Stock (“preferred shares”). There were 1,037,984 preferred shares outstanding at December 31, 2020 and 2019. Each holder of preferred shares is generally not entitled to vote on any matters. Holders of preferred shares will be entitled to receive dividends and shall rank equally with the Company’s holders of common stock. In the event of liquidation, each holder of preferred shares would be entitled to recover, after payment of all Company’s debts and liabilities, a preferred liquidation amount equal to the greater of (i) one tenth of one cent per share and (ii) the amount the holder of such preferred share would receive if the share had been converted into common stock. Each preferred share, at the election of the holder, may be converted into an equal number of common shares, if such conversion would not cause the holder to hold greater than 9.99% of the Company’s outstanding common stock at the time of such conversion. Furthermore, the preferred shares are not subject to any call or redemption rights on the part of the Company.

NOTE 7. PREMISES AND EQUIPMENT

The major classes of premises and equipment and total accumulated depreciation and amortization at December 31, 2020 and 2019, respectively, are as follows (dollars in thousands).

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	As of December 31,
	2020	2019
Land	$16,728	$5,331
Buildings and improvements	19,836	17,982
Leasehold improvements	2,331	2,544
Furniture, fixtures and office equipment	3,459	3,388
Computer equipment	2,384	2,250
Computer software	1,967	1,918
Automobiles	519	350
Signs	117	117
Construction in progress	87	1,143
	47,428	35,023
Less accumulated depreciation and amortization	12,568	11,276
Premises and equipment, net	$34,860	$23,747

NOTE 8. COMMITMENTS AND CONTINGENCIES

The Company leases certain office facilities and office equipment under operating leases. Rent expense for all operating leases totaled $561,000 and $769,000 for the periods ended December 31, 2020 and 2019, respectively. On January 1, 2019, the Company adopted ASU No. 2012-2 which required the recognition of certain operating leases on our balance sheet as lease right-of-use assets and related lease liabilities. Refer to Note 1 — Description of Business and Summary of Significant Accounting Policies. Rent expense includes amounts related to items that are not included in the determination of lease right-to-use assets including expenses related to short-term leases, totaling $113,000 and non-lease components such as taxes and common area maintenance costs totaling $24,000. Lease payments under operating leases that were applied to our operating lease liability totaled $562,000 during 2020. The following table reconciles future undiscounted lease payments due under non-cancelable operating leases to the aggregate operating lessee lease liability as of December 31, 2020:

For the Periods Ended December 31,	Amount
2021	$473
2022	459
2023	421
2024	356
2025	339
Thereafter	1,392
Total Undiscounted Operating Lease Liability	3,440
Imputed Interest	494
Total Operating Lease Liability	$2,946
Weighted Average Lease Term in Years	9.0
Weighted Average Discount Rate	2.83%

The Company, in the normal course of business, is party to financial instruments with off-balance- sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the statement of financial condition. The contractual amounts of these instruments reflect the Company’s involvement in particular classes of financial instruments.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance-sheet instruments.

Following is a summary of off-balance sheet credit risk information (dollars in thousands).

	December 31, 2020	December 31, 2019
Commitments to extend credit	$275,261	$218,024
Letters of credit	$6,718	$6,483

Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, plant and equipment and residential and commercial real estate.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The majority of letters of credit are collateralized by certificates of deposit or other collateral. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company is required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the letter of credit. If the commitment is funded, the Company is entitled to seek recovery from its customer. No liabilities were recorded for these guarantees at December 31, 2020.

NOTE 9. TIME AND OTHER DEPOSITS

At December 31, 2020 and 2019, respectively, the scheduled maturities of time deposits are as follows (dollars in thousands). There are no brokered time deposits included in the below schedules.

December 31, 2020:	< 3 Mths	3 – 6 Mths	6 Mths – 1 Yr	1 – 3 Yrs	> 3 Yrs	Total
Time deposits < $250,000	$31,558	$11,979	$26,718	$12,117	$226	$82,598
Time deposits > $250,000	17,026	5,314	19,329	6,757	—	48,426
Total	$48,584	$17,293	$46,047	$18,874	$226	$131,024

December 31, 2019:	<3 Mths	3 – 6 Mths	6 Mths – 1 Yr	1 – 3 Yrs	>3 Yrs	Total
Time deposits < $250,000	$24,432	$32,378	$48,889	$21,592	$753	$128,044
Time deposits > $250,000	15,737	16,237	22,444	6,175	1,120	61,713
Total	$40,169	$48,615	$71,333	$27,767	$1,873	$189,757

As of December 31, 2020, the Company had approximately $80 million in off-balance sheet deposits with IntraFi Network (formerly Promontory Interfinancial Network) under their Insured Cash Sweep (“ICS”) One-Way Sell product. At the Company’s discretion, these deposits can be converted to the ICS Reciprocal product, returning the deposits to the Company’s balance sheet.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 10. CONCENTRATIONS OF RISK

Neither the Company, nor its subsidiaries, is a party to any claim, lawsuit or other legal proceeding that might have a material adverse effect on the consolidated financial statements.

Most of the Company’s business activity is with customers located in the state of Florida and within its primary market area, generally southwest Florida. Approximately 75% of the Company’s gross loan portfolio at December 31, 2020 was concentrated in loans secured by real estate. Residential first mortgages and home equity lines of credit represent 17% of gross loans or approximately $203 million. Commercial real estate and construction loans comprise 59% of gross loans or approximately $703 million.

At December 31, 2020, the Company had no significant concentrations of credit risk with any individual counterparty.

At December 31, 2020, the Company did not have any deposit relationships exceeding 5% of total deposits and customer repurchase agreements.

NOTE 11. EMPLOYEE BENEFITS

The Company has established a salary deferral plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 100% of their compensation, up to the maximum amount permitted by law. The Company, at its discretion, may match a portion of the employees’ contributions. All employees may make contributions under the plan. Employees age 21 and over are eligible to receive matching contributions. Employer contributions vest immediately. Total expenses recorded for the years ended December 31, 2020 and 2019, related to this plan were $654,000 and $665,000, respectively.

NOTE 12. STOCK OPTIONS AND WARRANTS

The Company has two stock option plans, Amended and Restated Officers’ and Employee’s Stock Option Plan (“Officer Plan”) and Amended and Restated Directors’ Plan (“Director Plan”), with options outstanding at December 31, 2020 of 454,939 and 537,594, respectively. All options granted under the Officer and Director Plans (the “plans”) are net-share-settlement options. Upon exercise, the Company shall withhold such numbers of shares of stock then issuable upon exercise of the option as shall have an aggregate fair market value equal to the option price for the shares being acquired upon exercise of the option. In addition to the exercise price, the Company shall withhold from the number of shares issued, the number of shares equal to the minimum statutory withholding for tax in effect at the time. There were a total of 885,069 and 31,956 options exercised during the years ended December 31, 2020 and 2019, respectively. The resulting number of shares issued under the option exercises were 357,979 and 9,848 for the years ended December 31, 2020 and 2019, respectively.

On January 28, 2020, the Company granted 8,850 nonqualified options under its Officer Plan. The options were awarded at an exercise price of $13.26 per share. The options vest equally, by month, over 36 months with a contractual term of ten years.

The Company recognized expense totaling $55,000 and $360,000 in connection with the option grants for the periods ended December 31, 2020 and 2019, respectively. The related tax benefit associated with the option based compensation expense was $13,000 and $88,000 for the same periods, respectively.

The fair value of the January 2020 and January 2019 option grants were estimated on the grant date using the Black-Sholes option-pricing model with the following assumptions:

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	2020	2019
Dividend yield	0.00%	0.00%
Expected volatility	22.20%	25.60%
Risk-free interest rate	1.47%	2.58%
Expected term	5 years	5 years
Weighted average fair value	$3.00	$3.08

The maximum number of shares that may be issued upon options being exercised under both plans shall not exceed 10% of the aggregate of outstanding common and preferred stock, calculated on a net- share- settlement basis. As of December 31, 2020, there was $52,000 in unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the two plans that will be recognized in full by December 2022.

The following table presents the activity of the Company’s outstanding stock options, for the periods ended December 31, 2020 and 2019.

	For the Years Ended December 31,
	2020		2019
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
STOCK OPTIONS:
Options outstanding, beginning of period	1,871,352	$6.52	1,860,693	$6.42
Options granted	8,850	13.26	44,232	11.12
Options exercised	(885,069)	5.68	(31,956)	7.22
Options expired/forfeited	(2,600)	11.22	(1,617)	11.12
Options outstanding, end of period	992,533	$7.31	1,871,352	$6.52
Exercisable at end of period	973,231	$7.22	1,841,624	$6.44
Weighted Average Remaining Contractual Term:		5.0 years		5.4 years

The aggregate intrinsic value of options exercisable for the years ended December 31, 2020 and 2019, was $2.4 and $9.4 million, respectively. The aggregate intrinsic value of options outstanding was $2.4 and $9.4 million for the same periods, respectively.

The total intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $7.5 million and $145,000, respectively. The total grant date fair value of options vested during the same periods was $55,000 and $360,000, respectively.

As of February 28, 2019, 952,500 warrants were outstanding at an exercise price of $10.00. On February 28, 2019, a tender offer to acquire all warrants was made by the Company to holders at a value of $1.16 per warrant. The offer expired on March 28, 2019. On or before March 28, 2019, all warrant holders accepted the offer and the Company repurchased the warrants at a total aggregate cost of $1,104,900 plus minor legal and other expenses.

NOTE 13. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

During 2013, the Federal Reserve released final United States Basel III regulatory capital rules implementing the global regulatory capital reforms of Basel III and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The FDIC and OCC also approved the final rule during 2013. The rule applies to all banking organizations that are currently subject to regulatory capital requirements as well as certain savings and loan holding companies. The rule strengthens the definition of regulatory capital, increases risk-based capital requirements, and makes selected changes to the calculation of risk-weighted assets. The rule became effective January 1, 2015, for most banking organizations, subject to a transition period for several aspects of the rule, including the new minimum capital ratio requirements, the capital conservation buffer, and the regulatory capital adjustments and deductions. Under the final rules, the minimum capital requirements included common equity Tier I (“CET1”) ratio of 4.5%; Tier I capital ratio of 6%; Total capital ratio of 8%; and Leverage ratio of 4%. Fully phased-in on January 1, 2019, the capital measurements include a conservation buffer of 2.5% on top of the minimum risk-based capital ratios. Additionally, the new rules revised “prompt corrective action” regulations pursuant to Section 38 of the Federal Deposit Insurance Act, with the following requirements for well capitalized status: CET1 ratio of 6.5%; Tier I capital ratio of 8%; Total capital ratio of 10%; and Leverage ratio of 5%.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total, Tier I and Common Equity Tier I capital to risk weighted assets, and of Tier I capital to average assets (as defined by FDIC regulations). The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial condition. Management believes that the Company met all capital adequacy requirements to which it was subject at December 31, 2020.

At December 31, 2020, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Common Equity Tier I and Tier I leverage ratios as set forth in the table below.

The Company and the Bank’s actual capital amounts and ratios are presented in the table below (dollars in thousands). The maximum amount of Tier II capital, contributed via the allowance for loan losses, is limited to 1.25% of gross risk weighted assets. This limitation, where applicable, is reflected in the total capital amounts listed below.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Conservation Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2020:
TGR Financial, Inc.
Total capital (to risk weighted assets):	$197,582	15.31%	$103,213	8.00%	$135,467	10.500%	N/A	N/A
Tier I capital (to risk weighted assets):	157,761	12.23	77,410	6.00	109,664	8.500	N/A	N/A
Common equity tier I capital ratio:	152,835	11.85	58,057	4.50	90,311	7.000	N/A	N/A
Leverage ratio (tier I to avg assets):	157,761	8.34	75,707	4.00	N/A	N/A	N/A	N/A
First Florida Integrity Bank
Total capital (to risk weighted assets):	$180,759	14.01%	$103,194	8.00%	$135,443	10.500%	$128,993	10.00%
Tier I capital (to risk weighted assets):	164,611	12.76	77,396	6.00	109,644	8.500	103,194	8.00
Common equity tier I capital ratio:	164,611	12.76	58,047	4.50	90,295	7.000	83,845	6.50
Leverage ratio (tier I to avg assets):	164,611	8.71	75,582	4.00	N/A	N/A	94,478	5.00
As of December 31, 2019:
TGR Financial, Inc.
Total capital (to risk weighted assets):	$153,512	12.31%	$99,741	8.00%	$130,911	10.500%	N/A	N/A
Tier I capital (to risk weighted assets):	143,761	11.53	74,806	6.00	105,975	8.500	N/A	N/A
Common equity tier I capital ratio:	138,835	11.14	56,105	4.50	87,274	7.000	N/A	N/A
Leverage ratio (tier I to avg assets):	143,761	9.49	60,626	4.00	N/A	N/A	N/A	N/A
First Florida Integrity Bank
Total capital (to risk weighted assets):	$150,436	12.07%	$99,746	8.00%	$130,917	10.500%	$124,683	10.00%
Tier I capital (to risk weighted assets):	140,685	11.28	74,810	6.00	105,980	8.500	99,746	8.00
Common equity tier I capital ratio:	140,685	11.28	56,107	4.50	87,278	7.000	81,044	6.50
Leverage ratio (tier I to avg assets):	140,685	9.30	60,510	4.00	N/A	N/A	75,638	5.00

NOTE 14. RELATED PARTY TRANSACTIONS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers and their immediate families (commonly referred to as related parties). Related party loan activity is depicted below (dollars in thousands).

	For the Years Ended December 31,
	2020	2019
Beginning balance	$923	$903
New originations	—	150
Paydowns	(254)	(130)
Ending balance	$669	$923

Deposits and customer repurchase agreements with related parties and their interests totaled $52.9 million and $38.7 million at December 31, 2020 and 2019, respectively.

NOTE 15. FAIR VALUE MEASUREMENTS

Recurring Fair Value Measurements

Fair value is defined as the price that would be received on the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting guidance establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. For additional information regarding the levels of inputs, please refer to Note 1 — Description of Business and Summary of Significant Accounting Policies.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Securities available for sale: Fair value measurements are obtained from an outside pricing service. Fair values are generally estimated using matrix pricing techniques, incorporating observable data that may include reported trades of similar securities, dealer quotes, benchmark yield curves, issuer spreads, new issue data, market consensus prepayment speeds, the bonds’ terms and conditions, and other relevant factors. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level II inputs).

The following table sets forth the Company’s investments which are measured at fair value on a recurring basis as of December 31, 2020 and 2019, respectively (dollars in thousands). Changes in fair value on available for sale securities are recorded through other comprehensive income (loss), net of tax. There were no transfers of investments in or out of Level III for the years ended December 31, 2020 and 2019, respectively.

	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value
December 31, 2020:
Available for Sale
U.S. treasury securities	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	—	37,447	—	37,447
Agency mortgage backed securities	—	61,837	—	61,837
Agency collateralized mortgage obligations	—	19,295	—	19,295
State, county and municipal	—	5,889	—	5,889
Corporate bonds	—	25,289	—	25,289
Total	$—	$149,757	$—	$149,757
December 31, 2019:
Available for Sale
U.S. treasury securities	$—	$9,945	$—	$9,945
U.S. government agencies and government sponsored entities	—	44,019	—	44,019
Agency mortgage backed securities	—	66,815	—	66,815
Agency collateralized mortgage obligations	—	24,147	—	24,147
State, county and municipal	—	5,811	—	5,811
Corporate bonds	—	27,809	—	27,809
Total	$—	$178,546	$—	$178,546

Nonrecurring Fair Value Measurements

Impaired loans: Loans, measured for impairment are based upon externally prepared estimates of the current fair value of the underlying collateral less estimated costs to sell. The Bank uses external appraisals to estimate fair value, which generally include Level III inputs which are not identifiable. The fair value includes qualitative adjustments by management and estimated liquidation expenses.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table sets forth the Bank’s assets which are measured at fair value on a non-recurring basis as of December 31, 2019 (dollars in thousands). The Company held no non-recurring measurement assets at December 31, 2020.

	Quantitative Information about Level III Fair Value Measurements
December 31, 2019:	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Collateral dependent impaired loans	$908	Appraisal of collateral	Appraisal and liquidation adjustments	0% to -10% (-10)%
Other real estate owned	—	Appraisal of collateral	Appraisal and liquidation adjustments	0% to -30% (-30)%
Total	$908

Fair Value of Financial Instruments

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2020 and 2019, respectively, including those assets and liabilities that are not measured and reported at fair value on a recurring or nonrecurring basis, are illustrated in the table that follows (in thousands). The fair value estimates presented are based on pertinent information available to management at the close of each period. Although management is not aware of any factors that would significantly affect the estimated fair values, they have not been comprehensively revalued for purposes of these financial statements since the statement of financial condition date. Current estimates of fair value may differ significantly from the amounts disclosed.

Cash and cash equivalents: Cash and cash equivalents consist of cash and due from banks and interest bearing balances with banks. The carrying amount approximates fair value based on the short-term nature of these assets.

Federal Reserve Bank and Federal Home Loan Bank stock: These securities are carried at cost, which is believed to approximate fair value, based upon the redemption provisions of the stock. The stock is nonmarketable, and redeemable at par value, subject to certain conditions.

Securities held to maturity: These securities are comprised of corporate bonds and other nonmarketable equity securities. Fair value measurements for held to maturity corporate bonds are obtained from an outside pricing service. Fair values are generally estimated using matrix pricing techniques, incorporating observable data that may include reported trades of similar securities, dealer quotes, benchmark yield curves, issuer spreads, new issue data, market consensus prepayment speeds, the bonds’ terms and conditions, and other relevant factors. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level II inputs).

Loans: The fair values of residential loans are estimated using discounted cash flow analyses, based upon available market benchmarks for rates and prepayment assumptions. The fair values of commercial and consumer loans are estimated using discounted cash flow analyses, based upon interest rates current offered for loans with similar terms and credit quality.

Cash surrender value of BOLI: The carrying value of bank-owned life insurance (“BOLI”) approximates its fair value.

Accrued interest receivable and payable: The carrying amounts of accrued interest approximate their fair values.

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Deposits: The fair values of deposit accounts are estimated using a discounted cash flow based on currently effective interest rates for similar types of deposits. These deposits are classified within Level II of the fair value hierarchy.

Customer repurchase agreements: The fair value of these instruments approximates the carrying value of the amounts reported in the Consolidated Statements of Condition given the short-term nature of the liabilities.

Borrowings: Borrowings are comprised of Federal Home Loan Bank (“FHLB”) advances and subordinated notes. The fair value of borrowings is determined by discounting the expected future cash outflows using current market rates for similar borrowings, or Level II inputs.

	Carrying	Fair Value Measurements at December 31, 2020
	Amount	Level I	Level II	Level III	Total
Financial assets:
Cash and interest bearing balances due from banks	$501,892	$368,673	$133,219		$501,892
Federal Reserve Bank and Federal Home Loan Bank stock	4,877			4,877	4,877
Securities held to maturity	70,811		72,957	456	73,413
Loans, net	1,183,388		1,204,879	4,632	1,209,511
Bank owned life insurance	37,025	37,025			37,025
Accrued interest receivable	6,881		6,881		6,881
Financial liabilities:
Deposits	1,682,631		1,683,454		1,683,454
Customer repurchase agreements	123,794		123,794		123,794
Borrowings	23,670		25,859		25,859
Accrued interest payable	918		918		918

	Carrying	Fair Value Measurements at December 31, 2019
	Amount	Level I	Level II	Level III	Total
Financial assets:
Cash and interest bearing balances due from banks	$146,140	$133,185	$12,955		$146,140
Federal Reserve Bank and Federal Home Loan Bank stock	4,539			4,539	4,539
Securities held to maturity	57,819		58,719	456	59,175
Loans, net	1,123,849		1,139,646	6,394	1,146,040
Bank owned life insurance	28,724	28,724			28,724
Accrued interest receivable	4,146		4,146		4,146
Financial liabilities:
Deposits	1,287,767		1,288,527		1,288,527
Customer repurchase agreements	134,887		134,887		134,887
Accrued interest payable	2,384		2,384		2,384

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 16. INCOME TAXES

Income taxes for financial reporting purposes differed from the amount computed by applying the statutory federal income tax rate to the pre-tax net loss for the years ended December 31, 2020 and 2019, respectively, are as follows (dollars in thousands).

	2020		2019
Federal statutory rate times financial statement income	$3,877	21.0%	$4,604	21.0%
State tax (net of federal benefit)	229	1.2%	800	3.7%
Nontaxable income	(827)	-4.5%	(765)	-3.5%
Stock-based compensation	(1,328)	-7.2%	(28)	-0.1%
Other	89	0.5%	197	0.9%
	$2,040	11.1%	$4,808	21.9%

The components of the provision for income taxes for the years ended December 31, 2020 and 2019 are as follows (dollars in thousands):

	2020	2019
Current
Federal	$3,033	$3,719
State	581	882
Current income tax expense/(benefit)	3,614	4,601
Deferred
Federal	(1,283)	76
State	(291)	131
Deferred income tax expense/(benefit)	(1,574)	207
Total	$2,040	$4,808

The Company had net deferred tax assets totaling $2.4 million and $1.3 million as of December 31, 2020 and 2019, respectively. The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2020 and 2019, respectively, follow:

	2020	2019
Deferred tax assets:
Net operating loss and credit carryforwards	$107	$187
Start-up and organizational costs	625	807
Allowance for loan losses	4,437	2,391
Lease Liability	722	833
Stock-based compensation	406	686
Other	114	112
Total deferred tax assets	6,411	5,016
Deferred tax liabilities:
Premises and equipment	(1,246)	(918)
Prepaid Expenses	(8)	(405)
Deferred loan costs	(1,564)	(1,551)
Net unrealized gain on securities	(496)	(25)

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	2020	2019
Net purchase price adjustments	(9)	(21)
Right of Use Asset	(722)	(833)
Total deferred tax liabilities	(4,045)	(3,753)
Net deferred tax assets	$2,366	$1,263

At December 31, 2020, the Company and its banking subsidiary had federal and Florida net operating losses of approximately $451,000 and $335,000, respectively. These net operating losses are subject to the Section 382 limitations for offsetting current and future taxable income. Both federal and Florida net operating losses will begin to expire in 2032.

The Company and its subsidiary file income tax returns in the U.S. Federal jurisdiction and the state of Florida. The Company is no longer subject to U.S. Federal or state income tax examinations by tax authorities for tax years prior to 2017.

During 2019, the Florida corporate tax rate was reduced from 5.5% to 4.458%, effective for years beginning on or after January 1, 2019, but before January 21, 2022. For years beginning on or after January 1, 2022 the rate will return to 5.5%. As a result of this change, the Company remeasured, through income tax expense, some of its deferred tax assets and liabilities. The reduction in tax rate had an immaterial impact on the Company’s tax expense for 2019 and 2020.

The Company periodically evaluates our income tax positions based on tax laws and regulations as well as financial reporting requirements. Based on the evaluation, the Company did not have any uncertain tax positions at December 31, 2020.

NOTE 17. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Below presented are the parent company only financial statements as of and for the periods ended December 31, 2020 and 2019.

Condensed Statement of Financial Condition	As of December 31,
(dollars in thousands)	2020	2019
Assets
Interest bearing balances with subsidiary	$13,815	$161
Equity investment in First Florida Integrity Bank	171,412	146,138
Equity investment in TGR Insurance Company	2,885	1,448
Other assets	140	1,488
Total Assets	$188,252	$149,235
Liabilities and Stockholders’ Equity
Subordinated notes	$23,670	$—
Other liabilities	22	18
Shareholders’ equity	164,560	149,217
Total Liabilities and Stockholders’ Equity	$188,252	$149,235

TGR Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Statements of Operations	For the Years Ended December 31,
(dollars in thousands)	2020	2019
Income
Dividends income from subsidiaries	$—	$1,700
Interest income from subsidiaries	30	1
Total income	30	1,701
Interest expense	765	—
Other expense	1,094	715
Total expenses	1,859	715
Income (loss) before taxes and undistributed affiliate earnings	(1,829)	986
Benefit for income taxes	(449)	(175)
Equity in undistributed affiliate earnings	17,800	15,954
Net income	$16,420	$17,115

Condensed Statements of Cash Flows	As of December 31,
(dollars in thousands)	2020	2019
Cash Flows From Operating Activities
Net income	$16,420	$17,115
Adjustments to reconcile net income to net cash used in operating activities:
Stock based compensation expense	.55	360
Equity in undistributed affiliate earnings	(17,800)	(15,954)
Net change in other assets	3,930	(119)
Net change in other liabilities	(40)	(345)
Net cash provided by (used in) operating activities	2,565	1,057
Cash Flows From Investing Activities
Investment in subsidiary	(10,000)	—
Net cash used in investing activities	(10,000)	—
Cash Flows From Financing Activities
Repurchase of stock warrants	—	(1,140)
Net proceeds from subordinated notes	23,670	—
Exercise of net-share-settled stock options	(2,581)	(36)
Net cash provided by (used in) financing activities	21,089	(1,176)
Net increase (decrease) in cash and cash equivalents	13,654	(119)
Cash and cash equivalents:
Beginning of period	161	280
End of period	$13,815	$161